Exhibit 21.1
Subsidiaries of Crestline Lending Solutions, LLC
The following list sets forth our subsidiary and the state under whose laws the subsidiary is organized, and the percentage of membership interests owned by us in the subsidiary:
•CL LSF SPV I, LLC (Delaware) – 100%
The subsidiary listed above is consolidated for financial reporting purposes.